Exhibit 10.3

FORM OF

AMENDED AND RESTATED

MASTER TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

AUTOLIV, INC.

AND

VEONEER, INC.

DATED AS OF                 , 2018

Schedules

Schedule A	Autoliv Services

Schedule B	Veoneer Services

Schedule C	TSA Managers

AMENDED AND RESTATED

MASTER TRANSITION SERVICES AGREEMENT

This AMENDED AND RESTATED MASTER TRANSITION SERVICES AGREEMENT, dated as of                     , 2018 and effective as of the Separation Date (this “Agreement”), is by and between Autoliv, Inc., a Delaware corporation (“Autoliv”), and Veoneer, Inc., a Delaware corporation (“Veoneer”). Autoliv and Veoneer are sometimes collectively referred to as the “Parties” and each is individually referred to as a “Party.”

RECITALS:

WHEREAS, the Board of Directors of Autoliv previously completed the reorganization of the business so that the Veoneer Business is operated by Veoneer and its direct and indirect subsidiaries (the “Reorganization”);

WHEREAS, Autoliv and Veoneer entered into a Master Transfer Agreement, dated as of April 1, 2018, to govern the terms and conditions of the Reorganization (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Transfer Agreement”);

WHEREAS, in connection with the Reorganization, Autoliv and Veoneer entered into a Transition Services Agreement, dated as of April 1, 2018 to provide for an orderly transition for the Reorganization (the “Original TSA”);

WHEREAS, Autoliv owns 100% of the shares of common stock, par value $1.00 per share, of Veoneer (the “Veoneer Common Stock”);

WHEREAS, the Board of Directors of Autoliv (the “Autoliv Board”) has determined that it is appropriate, desirable and in the best interests of Autoliv and its stockholders to separate, pursuant to and in accordance with the Distribution Agreement, dated as of the date hereof, between Autoliv and Veoneer (as amended, modified or supplemented from time to time in accordance with its terms, the “Distribution Agreement”); and

WHEREAS, in order to provide, or continue to provide, for an orderly transition under the Master Transfer Agreement and the Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other certain Services (as defined herein), which will supersede and replace the Original TSA.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below; provided, however, terms used in this Agreement that are not defined herein shall have the meanings set forth in the Distribution Agreement (or if not defined therein, the meanings set forth in the Master Transfer Agreement):

“Additional Services” has the meaning set forth in Section 2.3(a).

“Agreement” has the meaning set forth in the Preamble.

“Autoliv” has the meaning set forth in the Preamble.

“Autoliv Services” has the meaning set forth in Section 2.1.

“Autoliv TSA Manager” has the meaning set forth in Section 2.6(a).

“Designated System” has the meaning set forth in Section 3.4(e).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Indemnitees” means the Veoneer Indemnitees and the Autoliv Indemnitees.

“Losses” has the meaning set forth in Section 6.4(a).

“Markup” means 5.0%, unless otherwise specified in an applicable Services Schedule.

“New Services” has the meaning set forth in Section 2.4.

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Provider” means the Party or its Subsidiary providing a Service under this Agreement.

“Recipient” means the Party or its Subsidiary to whom a Service is provided under this Agreement.

“Representatives” with respect to a Person, means that Person’s officers, directors, employees, agents, and other representatives, consultants and financing sources.

“Service Adjustments” has the meaning set forth in Section 2.3(b).

“Service Charge” has the meaning set forth in Section 4.1(a).

“Service Extension” has the meaning set forth in Section 7.1(c).

“Service Increases” has the meaning set forth in Section 2.3(b).

“Service Schedule” means a Schedule to this Agreement that is included in Schedule A or Schedule B hereto and that sets forth terms of a specific Service to be provided hereunder.

“Services” has the meaning set forth in Section 2.1.

“TSA-Licensed Software” has the meaning set forth in Section 3.4(a).

“TSA Managers” means the Veoneer TSA Manager and the Autoliv TSA Manager.

“TSA Owner” has the meaning set forth in Section 2.6(b).

“Transaction Taxes” has the meaning set forth in Section 4.2(a).

“VAT” has the meaning set forth in Section 4.2(a).

“Veoneer” has the meaning set forth in the Preamble.

“Veoneer Services” has the meaning set forth in Section 2.1.

“Veoneer TSA Manager” has the meaning set forth in Section 2.6(b).

ARTICLE II

SERVICES, DURATION AND CONTRACT MANAGEMENT

Section 2.1    Services. Subject to the terms and conditions of this Agreement, (a) Autoliv shall provide or cause to be provided to Veoneer and its Subsidiaries, as applicable, the services listed on Schedule A to this Agreement, which will be provided pursuant to the Service Schedules incorporated therein (collectively, the “Autoliv Services”) and (b) Veoneer shall provide or cause to be provided to Autoliv and its Subsidiaries, as applicable, the services listed on Schedule B to this Agreement, which will be provided pursuant to the Service Schedules incorporated therein (collectively, the “Veoneer Services,” and, collectively with the Autoliv Services, any Additional Services, any Service Adjustments and any New Services, the “Services”). All Services shall be for the sole use and benefit of the respective Recipient and its respective Affiliates.

Section 2.2    Duration of Services. Subject to the terms of this Agreement, each of Autoliv and Veoneer shall provide or cause to be provided to the respective Recipients or their Affiliates, as applicable, each Service from the start date specified in the applicable Service Schedule until the earliest to occur of, with respect to each such Service, (a) the expiration of the term for such Service (or, subject to the terms of Section 7.1(c), the expiration of any Service Extension) as set forth on the applicable Service Schedule; (b) the date on which such Service is terminated under Section 7.1(b); or (c) the expiration or termination of this Agreement.

Section 2.3    Additional Services and Service Adjustments.

(a)    If, within thirty (30) days after the Distribution Date, either Party (i) identifies a service that (x) the Autoliv Group provided to the Veoneer Business prior to the Distribution Date that Veoneer reasonably needs in order for the Veoneer Business to continue to operate in substantially the same manner in which the Veoneer Business operated prior to the Distribution Date, and such service was not included on Schedule A (other than because the Parties agreed in writing that such service shall not be provided), or (y) the Veoneer Business or members of the Veoneer Group provided to the Autoliv Group prior to the Distribution Date that Autoliv reasonably needs in order for the Autoliv Business to continue to operate in substantially the same manner in which the Autoliv Business operated prior to the Distribution Date, and such service was not included on Schedule B (other than because the Parties agreed in writing that such service shall not be provided), and (ii) provides a written change request (in the form agreed by the Parties) to the other Party requesting such additional services within thirty (30) days after the Distribution Date, then such other Party shall negotiate in good faith to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that neither Party shall be obligated to provide any Additional Service (w) if such services could, in the judgment of either Party, impact the treatment of the Reorganization or the Distribution under the federal income tax laws, (x) if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service, (y) if the provision of such Additional Service would significantly disrupt the operation of its businesses or (z) if the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). If the Parties agree to any such Additional Service, then the Parties shall document such terms in a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable. The Service Schedule shall describe in reasonable detail the nature, scope, service period(s), and other terms applicable to such Additional Services. Each such Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b)    After the Distribution Date, if a Provider or Recipient desires to adjust any Services or change the manner in which Services are provided (such adjustments and changes, “Service Adjustments”), then such Provider or Recipient, as applicable, will provide a written change request (in the form agreed by the Parties) to the other Party, and the Parties shall negotiate in good faith to make such Service Adjustments, provided that, if a Service Adjustment requested by a Recipient (i) is an increase, relative to historical levels prior to the Distribution Date, to the volume, amount, level or frequency, as applicable, of any Service provided by a Provider, or is an increase to the volumes specified in the applicable Service Schedule, and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, “Service Increases”), then such Provider shall negotiate in good faith to provide such Service Increase; provided, however, that the Provider shall not be obligated to provide any Service Increase if the Provider and the Recipient are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor) or if such services could, in the judgment of either Party, impact the treatment of the Reorganization or the Distribution under the federal income tax laws; provided, further, that notwithstanding the foregoing, if such higher volume or quantity results from fluctuations occurring in the ordinary course of business of the Recipient, the Provider shall use commercially reasonable efforts to provide such requested higher volume or quantity. If the Parties agree to any Service Adjustment, then the Parties shall document such terms in an amendment to the applicable Service Schedule. Each amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Adjustments set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.4    New Services. If, within thirty (30) days after the Distribution Date, a Party desires the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Adjustments, the “New Services”), then such Party will provide a written change request (in the form agreed by the Parties) to the other Party within thirty (30) days after the Distribution Date. The Party receiving such request shall negotiate in good faith to provide such New Service; provided, however, that no Party shall be obligated to provide any New Services, including because the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor) or if such services could, in the judgment of either Party, impact the treatment of the Reorganization or the Distribution under the federal income tax laws. If the Parties agree to any such New Service, then the Parties shall document such terms in a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable. The Service Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services. Each supplement to the applicable Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this

Agreement as of the date of such agreement and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement. The Parties shall in good faith determine any costs and expenses, including any start-up costs and expenses, which would be incurred by the Provider in connection with the provision of such New Service, which costs and expenses shall be borne solely by the Recipient.

Section 2.5    Services Not Included. No Services provided under this Agreement shall be construed as accounting, legal or tax advice or shall create any fiduciary obligations on the part of any Provider or any of its Affiliates to any Person, including to the Recipient or any of its Affiliates, and the Recipient shall not rely on, or construe, any Services rendered by or on behalf of the Provider as such professional advice.

Section 2.6    Contract Management.

(a)    TSA Owners. Each Service Schedule sets forth an initial Autoliv and Veoneer representative (each, a “TSA Owner”) who will be responsible for the initial coordination of the Services provided under the applicable Service Schedule. The TSA Owners will keep their respective TSA Manager reasonably informed of any issues that arise with respect to the Services provided under their applicable Service Schedule. Each Party shall notify the other of the appointment of a different TSA Owner in accordance with Section 9.4, and Schedule A and Schedule B shall be updated accordingly.

(b)    TSA Managers. Autoliv and Veoneer have designated the respective individuals set forth in Schedule C to act as its services manager (the “Autoliv TSA Manager” and “Veoneer TSA Manager,” respectively) for the Services provided pursuant to this Agreement. The TSA Managers will be responsible for coordinating and managing the delivery of all Services provided by the applicable Party and have authority to act on such Party’s behalf with respect to matters relating to the provision of the Services under this Agreement. The TSA Managers will work with the personnel of their respective Group and their respective TSA Owners to periodically address any issues and other matters raised by such personnel relating to the provision of the Services. Each Party shall notify the other of the appointment of a different TSA Manager in accordance with Section 9.4, and Schedule C shall be updated accordingly.

(c)    Notwithstanding the requirements of Section 9.4, communications between the Parties regarding routine matters under this Agreement shall be made through the TSA Owners and, if necessary, the TSA Managers.

Section 2.7    Personnel.

(a)    The Provider of any Service will make available to the Recipient of such Service such personnel as Provider determines may be necessary to provide such Service. Except as otherwise set forth in a Service Schedule, the Provider will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b)    In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its sole discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c)    All employees and representatives of any Provider who provide Services under this Agreement shall be deemed for purposes of all compensation, employment, and employee benefits matters to be employees or representatives of such Provider and not employees or representatives of the Recipient or any of its Affiliates. The Provider of any Service under this Agreement shall be solely responsible for (i) payment of wages and provision of employee benefits to all employees and representatives of such Provider who provide Services under this Agreement, and (ii) ensuring compliance with applicable employment and employee benefits Laws with respect to such employees and representatives. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider (and not the Recipient) and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

(d)    A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider, and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth herein and the content of the Services provided to the Recipient.

(e)    Nothing in this Agreement shall grant the Provider, or its employees, agents and third-party providers that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees, agents and third-party providers shall not be required to report to the management of the Recipient or be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Adjustments or New Services) or otherwise expressly set forth in the Master Transfer Agreement, the Distribution Agreement, another Transaction Document or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

Section 2.8    Non-Exclusivity. Nothing in this Agreement shall preclude any Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from the Provider, from its own employees or from providers other than the Provider.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.1    Computer-Based and Other Resources. Each Party and its Subsidiaries shall cause all of their personnel having access to the computer software, networks, hardware, technology or computer-based resources of the other Party and its Subsidiaries in connection with the performance, receipt or delivery of a Service, to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of such other Party and its Affiliates of which written notice is provided by such other Party. Each Party shall ensure that the access contemplated by this Section 3.1 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 3.2    Access Rights.

(a)    Veoneer shall, and shall cause its Subsidiaries to, allow Autoliv and its Subsidiaries and their respective Representatives reasonable access to the facilities of Veoneer and its Subsidiaries necessary for Autoliv to fulfill its obligations under this Agreement.

(b)    Autoliv shall, and shall cause its Subsidiaries to, allow Veoneer and its Subsidiaries and their respective Representatives reasonable access to the facilities of Autoliv and its Subsidiaries necessary for Veoneer to fulfill its obligations under this Agreement.

(c)    Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford, following not less than five (5) business days’ prior written notice from the other Party and during normal business hours, (i) the other Party, its Subsidiaries and Representatives escorted access to the facilities and personnel of the relevant Providers and (ii) a third-party designated by the other Party and approved by the relevant Provider (such approval not to be unreasonably withheld), reasonable access to the information, systems and infrastructure of the Provider, in each case as reasonably necessary for the other Party to verify the Provider’s compliance with its obligations hereunder and the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, (A) such access shall not unreasonably interfere with any of the business or operations of such Provider, (B) if a Party determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each of such harm and consequence, (C) if a Party determines that providing such access requires a third-party consent, such access shall be subject to the receipt of such third-party consent, and (D) any third-party that is provided access pursuant to this Section will be required to execute a non-disclosure agreement that restricts such third-party from disclosing confidential information of the audited Provider to the Party that engaged such third-party, except to the extent required to report on the extent to which the audited Provider is not in compliance with its obligations or its controls are not adequate.

(d)    Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

Section 3.3    Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including, as applicable, the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.3 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in a Service Schedule or elsewhere in this Agreement or otherwise agreed to in writing by the Parties.

Section 3.4    Software License Terms.

(a)    Software that is made available by a Provider to a Recipient in connection with any Service (any such Software being referred to herein as “TSA-Licensed Software”) provided hereunder will be subject to the terms set forth in this Section 3.4 except as otherwise provided in the applicable Service Schedule. The Provider hereby grants to the Recipient a non-exclusive, non-transferable license to use, in object code form, any TSA-Licensed Software that is made available by the Provider pursuant to a Service Schedule. For the avoidance of doubt, the Provider that makes available any TSA-Licensed Software in connection with the provision of any Service retains the unrestricted right to enhance or otherwise modify such TSA-Licensed Software at any time, provided that such enhancements or other modifications do not disrupt the provision of such Service to the Recipient.

(b)    The Recipient may not exceed the number of licenses, agents, tiers, nodes, seats, or other use restrictions or authorizations, if any, specified in the applicable Service Schedule. Some TSA-Licensed Software may require license keys or contain other technical protection measures. The Recipient acknowledges that the Provider may monitor the Recipient’s compliance with use restrictions and authorizations remotely, or otherwise. If the Provider makes a license management program available which records and reports license usage information, the Recipient agrees to appropriately install, configure and execute such license management program.

(c)    Unless otherwise permitted by the Provider, the Recipient may only make copies or adaptations of the TSA-Licensed Software for archival purposes or when copying or adaptation is an essential step in the authorized use of TSA-Licensed Software. If the Recipient makes a copy for backup purposes and installs such copy on a backup device, the Recipient may not operate such backup installation of the TSA-Licensed Software without paying an additional license fee, except in cases where the original device becomes inoperable. If a copy is activated on a backup device in response to failure of the original device, the use on the backup device must be discontinued when the original or replacement device becomes operable. The Recipient may not copy the TSA-Licensed Software onto or otherwise use or make it available on, to, or through any public or external distributed network. Licenses that allow use over the Recipient’s intranet require restricted access by authorized users only.

(d)    The Recipient must reproduce all copyright notices that appear in or on the TSA-Licensed Software (including documentation) on all permitted copies or adaptations. Copies of documentation are limited to internal use.

(e)    Notwithstanding anything to the contrary herein, certain TSA-Licensed Software may be licensed under the applicable Service Schedule for use only on a computer system owned, controlled, or operated by or solely on behalf of the Recipient and may be further identified by the Provider by the combination of a unique number and a specific system type (“Designated System”) and such license will terminate in the event of a change in either the system number or system type, an unauthorized relocation, or if the Designated System ceases to be within the possession or control of the Recipient.

(f)    The Recipient will not modify, reverse engineer, disassemble, decrypt, decompile, or make derivative works of the TSA-Licensed Software. Where the Recipient has other rights mandated under statute, the Recipient will provide the Provider with reasonably detailed information regarding any intended modifications, reverse engineering, disassembly, decryption, or decompilation and the purposes therefor.

(g)    Upon expiration or termination of the Service Schedule under which TSA-Licensed Software is made available, the Recipient will destroy the TSA-Licensed Software. The Recipient will remove and destroy or return to the Provider any copies of the TSA-Licensed Software that are merged into adaptations, except for individual pieces of data in the Recipient’s database. The Recipient will provide certification of the destruction of TSA-Licensed Software, and copies thereof, to the Provider. The Recipient may retain one copy of the TSA-Licensed Software subsequent to expiration or termination solely for archival purposes.

(h)    The Recipient may not sublicense, assign, transfer, rent, or lease the TSA-Licensed Software to any other person except as permitted in this Section 3.4.

(i)    The Recipient agrees that the Provider may engage a third-party designated by the Provider and approved by the Recipient (such approval not to be unreasonably withheld) to audit the Recipient’s compliance with the Software License terms. Any such audit will be at the Provider’s expense, require reasonable notice, and will be performed during normal business hours. Such third-party will be required to execute a non-disclosure agreement that restricts such third-party from disclosing confidential information of the Recipient to the Provider, except to the extent required to report on the extent to which the Recipient is not in compliance with the Software License terms.

Section 3.5    Cybersecurity Services Standards and Policies. Each of the Parties agrees that, during the term of this Agreement, it and its Affiliates will adhere to (a) with respect to any Autoliv information or TSA-Licensed Software licensed by Autoliv, the Autoliv Information Security Policy and Autoliv Standard for Information Technology existing as of the Effective Date and (b) with respect to any Veoneer information or any TSA-Licensed Software licensed by Veoneer, the Veoneer Information Security Policy and Veoneer Standard for Information Technology, as they may hereafter be amended from time to time.

Section 3.6    Shared Applications. The Parties acknowledge that they or their respective Affiliates may be required in connection with the provision or receipt of any Service to access or use a software application and related data that is being accessed or used concurrently by the other Party or the other Party’s Affiliates. The Parties agree to reasonably cooperate to ensure that such concurrent use or access of such applications and related data does not result in the disruption of either Party’s or its Affiliates business activities.

Section 3.7    Cooperation Regarding Routine Requests for Information and Certain Services.

(a)    The Parties acknowledge and agree that the Parties and their Affiliates will require, in the conduct of transition services, documents or information in the possession of the other Party or the other Party’s Affiliates from time to time during the term of this Agreement. Without limiting any Party’s obligations under any other provision of this Agreement with respect to cooperation and the provision of information or access to books and records, each Party agrees that it and its Affiliates will reasonably cooperate with the other Party and the other Party’s Affiliates with respect to routine requests for documents or information that the other Party and the other Party’s Affiliates reasonably may make from time to time, including promptly responding to any telephonic requests for information that the other Party or the other Party’s Affiliates may make from time to time. For the avoidance of doubt, nothing in this Section 3.7(a) requires a Party to provide any consulting or other services to the requesting Party or the requesting Party’s Affiliates or to incur any expenses (other than the expense associated with its personnel responding to requests for information).

(b)    Each Party agrees that, in addition to any other obligations it may have under this Agreement (including any Service Schedule), the Master Transfer Agreement, the Distribution Agreement or any other Transaction Document, it and its Affiliates will use commercially reasonable efforts to make available its personnel to provide to the other Party and the other Party’s Affiliates such additional routine services and support, including the provision of Information, as may be reasonably requested by the other Party or the other Party’s Affiliates from time to time. Notwithstanding the foregoing, if the amount of time expended by any individual providing such services and support represents or is expected to represent more than twenty percent (20%) of such individual’s work time during a calendar month, then the Parties will enter into a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable, that will describe in reasonable detail the nature, scope, service period(s), payment and other terms applicable thereto. None of the services and support, including the provision of Information, provided under this Section 3.7(b) shall include the licensing or assignment of any Intellectual Property except to the extent expressly provided in a Service Schedule entered into pursuant to this Section 3.7(b).

ARTICLE IV

SERVICE FEES; TAXES

Section 4.1    Costs and Disbursements.

(a)    Except as otherwise provided in the applicable Service Schedule, the Recipient of a Service shall pay to the Provider of such Service a fee for the Service (each fee constituting a “Service Charge”). The Service Charge will be (i) the Provider’s allocable cost to provide the Services under the Service Schedule plus the Markup, (ii) calculated using another pricing methodology, as specified in the applicable Service Schedule, or (iii) with respect to any real estate, the fair market value for the use of such real estate.

(b)    During the term of this Agreement, the amount of a Service Charge for any Service may increase or decrease to the extent of: (i) any increases or decreases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Adjustments or New Services, (iii) any increase in the applicable Service Charge during a Service Extension, in accordance with Section 7.1(c), and (iv) any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services. The Provider shall, upon receipt of a request from the Recipient, provide the Recipient with appropriate documentation, together with any invoice for Service Charges, to support the calculation of such Service Charges.

(c)    For the time period from the date of this Agreement through September 30, 2018, the Service Charges for the Services provided under this Agreement shall be as set forth in Annex 1 to this Agreement, which is based on an estimate of the Service Charges for the Services to be provided during this time period calculated in accordance with Section 4.1(a). For the remainder of the term of this Agreement, in advance of each quarter, the Parties will agree on an update to the Service Charges set forth in Annex 1 for the upcoming quarter, based on an estimate of the Service Charges for the Services to be provided under this Agreement for such quarter. Annex 1 may also be updated or amended from time to time as mutually agreed to by the Parties, and shall be updated or amended as necessary to reflect the Service Charges for any Additional Services, Service Adjustments or New Services. The Service Charges will be invoiced on a quarterly basis, or on such other frequency as may be provided in the applicable Service Schedule (or mutually agreed by the Parties), and the Provider shall provide with the applicable invoice all substantiation of allocable costs that the Recipient may reasonably request.

(d)    The Provider will provide an invoice to the Recipient for the Service Charges for the period covered by such invoice. The Recipient shall pay the amounts stated as due in each invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within thirty (30) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the Provider. The Recipient shall notify the Provider promptly, and in no event later than thirty (30) days following receipt of the Provider’s invoice, of any disputed amounts. If the Recipient does not notify the Provider of any disputed amounts within such thirty (30)-day period, then Recipient will be deemed to have accepted the Provider’s invoice. Any such Dispute shall be handled in accordance with Article VIII. The Recipient shall pay any undisputed amount in accordance with this Section 4.1(d). All amounts due and payable hereunder shall be invoiced and paid in (i) U.S. dollars or (ii) if the Parties so agree, another currency agreed by the Parties. If required any applicable Law or otherwise reasonably requested by a Party or an Affiliate thereof, any Provider and any Recipient may enter into a local country agreement providing for the performance of Services. Section 4.2 shall apply to these invoices accordingly.

(e)    Subject to the confidentiality provisions applicable pursuant to Section 5.4, each Party shall, and shall cause its Subsidiaries to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Subsidiaries’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one (1) such request during any fiscal quarter.

(f)    Any costs and expenses incurred by either Party in connection with obtaining any third-party consent contemplated by Section 5.1(b) that is required to allow the Provider to perform or cause to be performed any Service shall be borne by the Recipient.

Section 4.2    Tax Matters.

(a)    Without limiting any provisions of this Agreement, the Service Charges (and prices charged therefor) are exclusive of, and the Recipient shall be responsible for, (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar transaction taxes, (ii) any value added, goods and services or similar recoverable transaction taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transaction Taxes”) that Provider is not at fault for causing, in each case imposed or assessed as a result of the provision of Services by the Provider. To the extent that cross-border Services to be performed hereunder fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision and the Provider is not required to charge VAT, the Recipient agrees that it will itself account for VAT in its own jurisdiction on the performance of such cross-border Services made to it hereunder and will provide to the Provider a valid VAT registration number, certificate (or equivalent documentation) in the jurisdiction with respect to the country or region of receipt of such cross-border Services, where required by applicable Law. The Provider will issue legally compliant invoices to the Recipient usable by the Recipient to recover (by way of credit or refund) Transaction Taxes in jurisdictions where they are recoverable. In the event a Governmental Authority questions the Transaction Tax treatment of the Services provided, the Provider and the Recipient will work together to issue corrected invoices where applicable. The Recipient and the Provider agree to utilize commercially reasonable efforts to collaborate regarding any requests for information, audit, controls or similar requests of the Governmental Authority concerning Transaction Taxes and that involve the Services provided under this Agreement. The Provider and the Recipient agree to take commercially reasonable actions to cooperate in obtaining any refund, return or rebate, or applying zero-rating for Services giving rise to any Transaction Taxes, including filing any necessary exemption or other similar forms or providing valid VAT identification numbers or other relevant registration numbers, certificates or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund, return, rebate or the like of any Transaction Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based taxes imposed on payments received by Provider shall be borne by the Provider unless the Provider is required by Law to collect or obtain, or allowed to separately invoice for and collect or obtain, reimbursement of such taxes from the Recipient.

(b)    The Recipient shall be entitled to deduct and withhold Taxes required by applicable Law to be withheld on payments made to the Provider pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay such deducted and withheld amount to the proper Governmental Authority and (ii) upon request, promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (A) required by any applicable Law or (B) which the Provider is entitled by any applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence to the maximum extent permitted by applicable Law.

Section 4.3    No Right to Set-Off. Subject to the Recipient’s right to withhold disputed amounts in accordance with Section 4.1(e), the Recipient shall timely pay the full amount of Service Charges and shall not set off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

ARTICLE V

STANDARD FOR SERVICE

Section 5.1    Standard for Service.

(a)    Each Provider agrees (i) to perform any Services that it provides hereunder with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of such Provider prior to the Distribution or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to the Provider or such Provider’s Affiliates or other business units and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution or, with respect to services for which same or similar services were not provided prior to the Distribution, in a manner that is substantially similar to the manner in which such Provider or its Affiliates responds with respect to internally provided services. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.1(a) so long as the applicable Provider complies with the foregoing clause (ii).

(b)    Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third-party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third-party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in Section 5.1(a), subject to Section 4.1(g). If, with respect to a

Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent or the performance of such Service by the Provider would continue to constitute a violation of applicable Law, the Provider shall use commercially reasonable efforts to provide such Services in a manner as closely as possible to the standards described in Section 5.1(a) that would not constitute a violation of applicable Law or any existing contract or agreement with a third-party.

Section 5.2    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.3    Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

Section 5.4    Confidentiality. Each Party agrees that the data, information and documents relating to the other Party’s business, affairs or finances which come into its possession pursuant to this Agreement shall be subject to the confidentiality provisions set forth in Section 6.9 of the Distribution Agreement.

ARTICLE VI

LIABILITY LIMITATIONS AND INDEMNIFICATION

Section 6.1    Consequential and Other Damages. Notwithstanding anything to the contrary contained in this Agreement, the Master Transfer Agreement, the Distribution Agreement or any other Transaction Document, except in connection with a third-party claim pursuant to Section 6.4 or 6.5, no Party shall be liable to the other Party or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by such Party (including any Affiliates and Representatives and any unaffiliated third-party providers, in each case, providing any applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to business interruptions or claims of customers, even if such Party has been advised of the possibility of such damages.

Section 6.2    Limitation of Liability. Except for (a) payment of Service Charges, (b) breaches of confidentiality obligations, (c) claims arising from gross negligence or willful misconduct, and (d) liability for indemnification with respect to third-party claims pursuant to Section 6.4 or 6.5, the Liability of a Party and its Affiliates and Representatives, collectively, for any act or failure to act in connection with a Service Schedule (including the performance or breach of such Service Schedule), or from the sale, delivery, provision or use of any Services provided under or contemplated by a Service Schedule, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the aggregate Service Charges actually paid to such Party and its Affiliates under such Service Schedule up to the date of the event giving rise to such Liability.

Section 6.3    Obligation to Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 6.1 and 6.2, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. Except as set forth in Section 6.4 and Section 6.5, the remedy set forth in this Section 6.3 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.3 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient.

Section 6.4    Autoliv Indemnity.

(a)    From and after the Distribution Date, Autoliv in its capacity as a Recipient and on behalf of each of the other members of the Autoliv Group in their capacity as Recipients, shall indemnify, defend and hold harmless Veoneer and the other Veoneer Indemnitees from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) (collectively, “Losses”) suffered or incurred by the Veoneer Indemnitees in connection with a third-party claim against such Veoneer Indemnitees, which Losses result from any Services provided by any member of the Veoneer Group hereunder, except to the extent such Losses arise out of an Veoneer Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services, (iv) breaches of confidentiality obligations under Section 5.4, or (v) gross negligence or willful misconduct in providing the Services.

(b)    From and after the Distribution Date, Autoliv, in its capacity as a Provider and on behalf of each of the other members of the Autoliv Group in their capacity as Providers, shall indemnify, defend and hold harmless Veoneer and the other Veoneer Indemnitees from and against any and all Losses suffered or incurred by the Veoneer Indemnitees in connection with a third-party claim against such Veoneer Indemnitees, which Losses result from (i) a breach of this Agreement by Autoliv or any other member of the Autoliv Group in connection with the provision of Services, or (ii) the gross negligence or willful misconduct of Autoliv or any other member of the Autoliv Group in its performance of its obligations hereunder; provided, however, that neither Autoliv nor any other member of the Autoliv Group shall be deemed to have breached the Agreement, or been grossly negligent or to have engaged in willful misconduct, to the extent that Losses arise as a result of information provided by or on behalf of the Veoneer Indemnitees to Autoliv or any other member of the Autoliv Group or any actions taken or omitted to be taken by Autoliv or any other member of the Autoliv Group upon the written direction or instruction of the Veoneer Indemnitees.

Section 6.5    Veoneer Indemnity.

(a)    From and after the Distribution Date, Veoneer in its capacity as a Recipient and on behalf of each of the other members of the Veoneer Group in their capacity as Recipients, shall indemnify, defend and hold harmless Autoliv and the other Autoliv Indemnitees from and against any and all Losses suffered or incurred by the Autoliv Indemnitees in connection with a third-party claim against such Autoliv Indemnitees, which Losses result from any Services provided by any member of the Autoliv Group hereunder, except to the extent such Losses arise out of an Autoliv Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services, (iv) breaches of confidentiality obligations under Section 5.4, or (v) gross negligence or willful misconduct in providing the Services. Notwithstanding the above, Veoneer will indemnify Autoliv for any and all legal issues that may arise out of the creation of a Multiple Employer Welfare Arrangement (MEWA) as provided and agreed to under the Autoliv Services, not subject to any monetary or temporal caps or limitations.

(b)    From and after the Distribution Date, Veoneer, in its capacity as a Provider and on behalf of each of the other members of the Veoneer Group in their capacity as Providers, shall indemnify, defend and hold harmless Autoliv and the other Autoliv Indemnitees from and against any and all Losses suffered or incurred by the Autoliv Indemnitees in connection with a third-party claim against such Autoliv Indemnitees, which Losses result from (i) a breach of this Agreement by Veoneer or any other member of the Veoneer Group in connection with the provision of Services, or (ii) the gross negligence or willful misconduct of Veoneer or any other member of the Veoneer Group in its performance of its obligations hereunder; provided, however, that neither Veoneer nor any other member of the Veoneer Group shall be deemed to have breached the Agreement, or been grossly negligent or to have engaged in willful misconduct, to the extent that Losses arise as a result of information provided by or on behalf of the Autoliv Indemnitees to Veoneer or any other member of the Veoneer Group or any actions taken or omitted to be taken by the Veoneer or any other member of the Veoneer Group upon the written direction or instruction of the Autoliv Indemnitees.

Section 6.6    Indemnification Matters. The provisions of Sections 5.4 through 5.17 of the Distribution Agreement shall govern claims for indemnification under this Agreement, provided that, for purposes of this Section 6.6, in the event of any conflict between the provisions of the Distribution Agreement and this Article VI, the provisions of this Agreement shall control.

Section 6.7    Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, Autoliv’s or Veoneer’s express obligation in this Agreement to pay Service Charges for Services rendered in accordance with this Agreement.

Section 6.8    Exclusion of Other Remedies. The provisions of Sections 6.3, 6.4 and 6.5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Autoliv Group and the Veoneer Group, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 6.9    Other Indemnification Obligations Unaffected. This Article VI applies solely to the specific matters and activities covered by this Agreement and the Original TSA (and not to matters specifically covered by the Master Transfer Agreement, the Distribution Agreement or any other Transaction Document). For avoidance of doubt, any claim that is made after the Distribution Date, even if it relates to Services rendered or that were supposed to be rendered pursuant to the Original TSA prior to the Distribution Date, shall be governed by the terms of this Agreement, including the indemnification provisions contained in this Article VI and the dispute resolution provisions contained in Article VIII.

ARTICLE VII

TERM AND TERMINATION

Section 7.1    Term and Termination.

(a)    This Agreement shall be effective on the Distribution Date and shall terminate upon the earlier to occur of: (i) the mutual written agreement of the Parties to terminate this Agreement in its entirety, (ii) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement, or (iii) March 31, 2020.

(b)    (i)    Without prejudice to a Recipient’s rights with respect to a Force Majeure set forth in Section 9.17, a Recipient may from time to time terminate this Agreement with respect to any Service or any portion thereof:

(A)    for any reason or no reason upon providing (i) at least thirty (30) days’ prior written notice to the Provider or (ii) notice in accordance with such other notice period as may be specified in the applicable Service Schedule; or

(B)    if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

(ii)    A Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider.

(iii)    The relevant Schedule shall be updated to remove any Service terminated under Section 7.1(b)(i) or (ii).

(iv)    The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Service Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.1(b)(i)(A), then the Parties shall negotiate in good faith to amend the Service Schedule relating to such affected continuing Service.

(c)    If the Recipient reasonably determines that it will require a Service to continue beyond the duration identified in the applicable Service Schedule or the end of a subsequent extension period, the Recipient may request the Provider to extend such Service for the desired renewal period(s) (each, a “Service Extension”) by written notice to the Provider no less than ninety (90) days prior to end of the then-current Service duration. The Provider shall use commercially reasonable efforts to comply with such Service Extension request; provided, however, that (i) the Service Extensions with respect to each Service Schedule shall not extend the duration of such Service Schedule more than twelve (12) months beyond its original duration (as specified in the applicable Service Schedule) or past March 31, 2020, (ii) the Provider will not be in breach of its obligations under this Section 7.1(c) if it is unable to comply with a Service Extension request through the use of commercially reasonable efforts, (iii) each Service Extension is permissible under applicable Law, and (iv) the Provider will not be in breach of its obligations under this Section 7.1(c) if the Service Extension could, in the judgment of the Provider, impact the treatment of the Reorganization or the Distribution under the federal income tax laws. Unless otherwise agreed between the Parties, the services provided pursuant to any Service Extension will continue at the same Service Charges. The Parties shall amend the terms of the applicable Service Schedule to reflect the new Service duration and Service Charge, if applicable, within five (5) days following the Recipient’s request for a Service Extension, subject to the conditions set forth in this Section 7.1(c). Each such amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.

Section 7.2    Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the applicable Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), this Section 7.2, Article VIII, Article IX, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges shall continue to survive indefinitely.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1    Negotiations between Parties’ Designated Representatives. As set forth in Section 2.6, the TSA Owners and TSA Managers shall have the initial responsibility for resolving any dispute regarding the provision of Services pursuant to this Agreement.

Section 8.2    Dispute Resolution. Subject to Section 8.1, in the event the TSA Owners and TSA Managers are unable to resolve any dispute within thirty (30) days, the dispute resolution procedures set forth in Article IV of the Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to make any Party an agent of an unaffiliated Party (which shall for the avoidance doubt include a member of the Veoneer Group, on the one hand, and a member of the Autoliv Group, on the other hand, following the Distribution Date) in the conduct of such other Party’s business. The Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 9.2    Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.3    Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by Governmental Authorities (including taxing authorities), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other Party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.4    Notices. Except with respect to routine communications by a TSA Manager or TSA Owner under Section 2.6, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

(i) if to Autoliv, to:

Autoliv, Inc.

1320 Pacific Drive

Auburn Hills, Michigan 48326

Attention: General Counsel

(ii) if to Veoneer, to:

Veoneer, Inc.

26545 American Drive

Southfield, Michigan 48034

Attention: General Counsel

Section 9.5    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.6    Entire Agreement. This Agreement, together with the Distribution Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter hereof. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Ancillary Agreement, the Parties agree that this Agreement shall govern. The

Parties agree that, in the event of an express conflict between the terms of this Agreement and a Services Schedule, the terms of the Services Schedule shall govern as it relates to the Services to which such terms and conditions apply.

Section 9.7    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.8    Facsimile Signatures. Each Party acknowledges that it may be executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.9    Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the other Party hereto and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control. Except as provided in Sections 6.4 and 6.5 with respect to Indemnitees: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any stockholders of Autoliv or stockholders of Veoneer) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including, without limitation, any stockholders of Autoliv or stockholders of Veoneer) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.10    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties.

Section 9.11    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire

Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Autoliv and Veoneer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 9.12    Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13    Performance. Autoliv will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Autoliv Group. Veoneer will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Veoneer Group. Each Party (including its permitted successors and assigns) further agrees that it will cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

Section 9.14    Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property that is owned or licensed by the Provider, by reason of the provision of the Services provided hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by the Provider. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any third-party, of which the Recipient becomes aware.

Section 9.15    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Distribution and shall remain in full force and effect.

Section 9.16    Waivers of Default. A waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 9.17    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

[Signature page to follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AUTOLIV, INC.

By:
Name:
Its:

VEONEER, INC.

By:
Name:
Its: